                                                                    EXHIBIT 12.1

                        NGC CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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                          SIX MONTHS         YEARS ENDED DECEMBER 31,
                            ENDED    ------------------------------------------
                          30-JUN-97    1996     1995     1994    1993    1992
                          ---------- --------  -------  ------- ------- -------
Computation of Earnings:
  Pre-tax income from
   continuing
   operations............  $48,004   $169,645  $65,234  $44,105 $46,776 $46,020
  Undistributed income
   from equity
   investees.............    4,601     21,729    9,169    3,803      --      --
                           -------   --------  -------  ------- ------- -------
    Computed Earnings....   43,403    147,916   56,065   40,302  46,776  46,020
                           -------   --------  -------  ------- ------- -------
Fixed Charges:
  Interest costs:
    Expensed.............   27,860     46,202   34,475    1,114     642   2,267
    Capitalized..........    3,193      1,200    1,028       --      --      --
  Amortization of
   financing costs.......    1,028        772    1,132    1,267   1,130   1,512
  Amortization of
   premium...............   (3,333)    (4,892)  (3,216)      --      --      --
  Series A Preferred
   stock dividends.......      194        132       --       --      --      --
  Tax Gross-up on
   preferred dividends...      104         71       --       --      --      --
  Minority interest in
   income of a
   subsidiary............    1,525         --       --       --      --      --
  Rental expense
   representative of
   interest factor.......    1,485      4,171    3,719      955     801     467
                           -------   --------  -------  ------- ------- -------
    Total Fixed Charges..   32,056     47,656   37,138    3,336   2,573   4,246
                           -------   --------  -------  ------- ------- -------
Earnings Before Income
 Taxes and Fixed
 Charges.................  $71,968   $194,169  $92,175  $43,638 $49,349 $50,266
                           =======   ========  =======  ======= ======= =======
Ratio of Earnings to
 Fixed Charges...........     2.25       4.07     2.48    13.08   19.18   11.84
                           =======   ========  =======  ======= ======= =======
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